EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Reports First Quarter 2021

Financial and Operating Results

▪	First quarter 2021 net income of $9.0 million, adjusted EBITDA of $60.4 million and Distributable Cash Flow (“DCF”) of $46.2 million
▪	First quarter 2021 operating expenses reflect a reduction of $4.3 million relative to 4Q 2020, driven by proactive expense management initiatives implemented across the organization in late 2020
▪	Connected new four well Utica Shale pad site in March 2021, ahead of schedule; wells flowing approximately 20% above original expectations
▪	Reduced revolving credit facility balance in 1Q 2021 by $55 million, or nearly 40% of SMLP’s full year 2021 debt reduction guidance target
▪	Closed $175 million of non-recourse senior secured credit facilities, which will be used to fund the vast majority of Summit’s remaining investment in Double E
▪	Commenced Double E construction in 1Q 2021; project is progressing on schedule and in-line with $425 million cost estimate (8/8ths); estimated in-service date in the fourth quarter of 2021
▪

Subsequent to March 31, 2021, exchanged $18.7 million face value of Series A Preferred Units and eliminated $2.5 million of accrued unpaid distributions, for approximately 560,000 SMLP common units, representing an implied discount at closing of approximately 42%

Houston, Texas (May 7, 2021) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended March 31, 2021, including net income of $9.0 million, adjusted EBITDA of $60.4 million and DCF of $46.2 million.  Operated natural gas volume throughput averaged 1,346 million cubic feet per day (“MMcf/d”) and liquids volume throughput averaged 65 thousand barrels per day (“Mbbl/d”).  Operated natural gas volumes decreased 6.3% relative to the fourth quarter of 2020, largely due to natural production declines and impacts from severe winter weather in some segments, partially offset by volumes from six new well connections during the quarter in the Utica Shale and Permian segments.  Quarterly liquids volume throughput decreased by 8.5% relative to the fourth quarter of 2020 as there were no new liquids wells connected during the quarter.

Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit’s financial results exceeded internal expectations for the quarter with $60.4 million of adjusted EBITDA, largely due to our continued focus on reducing operating expenses, together with strong performance from a new Utica pad which came online in March, ahead of schedule, and at initial production rates that exceeded expectations by nearly 20%.  While it is still early, these wells continue to materially outperform original expectations underlying our 2021 financial guidance.”

“With respect to our expense improvement, towards the end of 2020, we implemented structural and organizational changes across our business, aimed at further streamlining operations and minimizing costs.  The first quarter of 2021 is the first period in which the majority of these savings materialized and is evidenced by approximately $4.9 million lower operating expenses than our quarterly average in 2020.  I want to thank the entire Summit team for the continuous improvement mindset and commitment to continue to find ways to improve our operating efficiency and effectiveness, without compromising our commitment to safety, compliance, the environment and providing excellent service for our customers.”

“We remain focused on executing the second phase of our balance sheet transformation initiatives, which includes addressing our 2022 debt maturities and capturing discounts where available on other fixed capital obligations.  During the first quarter, we utilized our internally generated cash flow, together with $8 million of cash received from the sale of surplus compressor equipment, to reduce our revolving credit facility balance by $55 million.  This paydown represents nearly 40% of our 2021 debt reduction guidance and we remain on track to generate sufficient cash, after

EX 99.1-1

interest expense and capital expenditures, to reduce outstanding indebtedness this year by approximately $130 million to $150 million.”

“In March, we launched a Series A preferred equity for SMLP common equity exchange, with the intention of enhancing common equity value by reducing principal at discounts to face value and eliminating accumulated unpaid distributions.  This transaction was successful and upon closing in April, we exchanged $18.7 million Series A preferred units, or approximately 11.5% of the outstanding Series A preferred units, for approximately 560,000 SMLP common units with a value of approximately $12.3 million, and we eliminated $2.5 million of accrued unpaid distributions.”

“Addressing our 2022 debt maturities is a top priority for Summit today.  We are actively working on a holistic solution for our senior unsecured notes and revolving credit facility that mature in 2022 and we have generated strong interest from numerous banks and bond investors regarding our refinancing solution.  Our goals are to not only extend our 2022 debt maturities, but also to provide a significant amount of additional financial flexibility over the coming years to continue to improve the balance sheet and transform the overall business.  We are very excited about the progress we’ve made on the refinancing efforts to date and look forward to providing additional details ahead of our next scheduled earnings call.”

“We achieved several key milestones on the Double E project during the first quarter, including closing $175 million of non-recourse senior secured credit facilities and commencing construction activities, which were both critical steps towards remaining on schedule.  Our wholly owned, unrestricted subsidiary, Summit Permian Transmission, LLC, utilized the credit facilities to fund all of Summit’s $4.6 million investment in Double E in the first quarter, and we expect that these credit facilities will fund the vast majority of Summit’s remaining Double E capital commitment.  All of the pipeline and rights-of-way have been procured and pipeline construction is underway.  We continue to expect that Double E will be completed at or below the current $425 million cost estimate (8/8ths), of which, approximately $35 million remains in unidentified project contingency.  We continue to expect Double E to be commissioned in the fourth quarter of 2021.”

“Overall, Summit is off to a strong start to 2021 and I continue to be encouraged by a number of positive market developments that could be a catalyst for increased customer activity on our systems later in the year.  At this point however, we are maintaining our full year 2021 adjusted EBITDA range of $210 million to $230 million for the year.”

First Quarter 2021 Business Highlights

In the first quarter of 2021, SMLP’s average daily natural gas throughput for its operated systems decreased 6.3% to 1,346 MMcf/d, and liquids volumes decreased 8.5% to 65 Mbbl/d, relative to the fourth quarter of 2020.  SMLP’s customers had approximately 29 DUCs in inventory upstream of its systems as of March 31, 2021, with visible line of sight to completions for the majority of these DUCs in the second and third quarters of the year.

Core Focus Areas:

•	Core Focus Areas generated combined quarterly segment adjusted EBITDA of $31.5 million and had combined capital expenditures of $2.3 million in the first quarter of 2021.
•

Utica Shale segment adjusted EBITDA totaled $7.7 million in the first quarter of 2021, a $1.0 million decrease from the fourth quarter of 2020, which was driven by natural production declines on existing wells connected to the SMU system.  In March, a new four well pad that is subject to our previously announced gathering agreement amendment to incentivize accelerated upstream activity, was turned-in-line.  These four wells have been outperforming expectations by nearly 20% and are currently flowing in excess of 190 MMcf/d.  There were six DUCs in the Utica Shale segment at the end of the first quarter, which were all turned-in-line in April of 2021.

•

Ohio Gathering segment adjusted EBITDA totaled $6.9 million in the first quarter of 2021, a $1.6 million decrease from the fourth quarter of 2020, driven by 10.2% lower volume throughput.  There were four wells connected during the quarter, which partially offset natural production declines.  At the end of the quarter, there were five DUCs, three of which came online in April and two that are expected to be turned-in-line by the end of the third quarter of 2021.

•

Williston Basin segment adjusted EBITDA totaled $10.8 million in the first quarter of 2021, a 5.5% decrease from the fourth quarter of 2020, primarily as a result of reduced volume throughput and impacts from an MVC that expired at the end of 2020, offset partially by lower operating expenses.  No new wells were connected during the quarter, resulting in decreased volume throughput of 2 MMcf/d for natural gas and 6 Mbbl/d for

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liquids. There were eight DUCs in inventory behind our Williston Basin systems as of March 31, 2021, and all are expected to be turned-in-line by the end of the third quarter of 2021.
•

DJ Basin segment adjusted EBITDA totaled $5.3 million in the first quarter of 2021, a 20.6% increase from the fourth quarter of 2020 due to positive impacts from cost reductions and a change in customer volume mix, resulting in increased revenue from processing activities.  Quarterly volume throughput decreased by approximately 2 MMcf/d, or 8.0%, primarily due to natural production declines.  As of March 31, 2021, there were no DUCs behind our DJ Basin infrastructure expected to be turned-in-line in the near-term.

•

Permian Basin segment adjusted EBITDA totaled $0.7 million in the first quarter of 2021, an increase of approximately $0.6 million compared to the prior quarter, largely due to reduced operating expenses, despite a volume decrease of approximately 12.1%.  Two wells were turned-in-line during the quarter; however, natural production declines combined with lower producer volumes due to severe winter weather during part of the quarter caused volume throughput to be approximately 4 MMcf/d lower than the fourth quarter of 2020.  Now that these two wells have been turned-in-line, all new wells contemplated in our full year 2021 guidance have been connected.

Legacy Areas:

•	Legacy Areas generated $34.7 million of combined segment adjusted EBITDA in the first quarter of 2021 and had combined capital expenditures of $0.3 million.
•

Piceance Basin segment adjusted EBITDA totaled $21.0 million in the first quarter of 2021, a $1.0 million decrease from the fourth quarter of 2020, primarily due to increased spend on operations and maintenance activities and property taxes as well as impacts from lower volume throughput.  Lower volume throughput of 7 MMcf/d, or 2.0%, compared to the fourth quarter of 2020, was primarily a result of natural production declines.

•

Barnett Shale segment adjusted EBITDA totaled $8.0 million in the first quarter of 2021, a 5.2% increase from the fourth quarter of 2020, primarily due to customer margin mix and lower operating expenses.  Throughput volumes decreased by 4.4% due to natural production declines, which was offset partially by increased volumes from workovers and recompletions of existing wells.  Our customers have 8 new wells that are either being drilled or awaiting completion behind our system that we expect to be turned-in-line in the third quarter of 2021.

•

Marcellus Shale segment adjusted EBITDA totaled $5.6 million in the first quarter of 2021, a 3.2% decrease relative to the fourth quarter of 2020, driven primarily by an 8.9% decrease in volume throughput to 337 MMcf/d as a result of natural production declines.  Our anchor customer had nine DUCs in inventory behind our Marcellus Shale infrastructure at the end of the first quarter, all of which we expect will be turned-in-line during the second quarter of 2021.

The following table presents average daily throughput by reportable segment for the periods indicated:

	Three months ended March 31,
	2021	2020
Average daily throughput (MMcf/d):
Utica Shale	410	222
Williston Basin	12	14
DJ Basin	23	32
Permian Basin	29	33
Piceance Basin	340	383
Barnett Shale	195	233
Marcellus Shale	337	364
Aggregate average daily throughput	1,346	1,281

Average daily throughput (Mbbl/d):
Williston Basin	65	98
Aggregate average daily throughput	65	98

Ohio Gathering average daily throughput (MMcf/d) (1)	558	610

EX 99.1-3

__________

(1)	Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three months ended March 31,
	2021	2020
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$7,719	$5,928
Ohio Gathering (2)	6,872	7,939
Williston Basin	10,805	16,192
DJ Basin	5,347	5,911
Permian Basin	709	1,581
Piceance Basin	21,034	23,557
Barnett Shale	8,016	8,760
Marcellus Shale	5,602	5,320
Total	$66,104	$75,188
Less: Corporate and Other (3)	5,661	9,286
Adjusted EBITDA	$60,443	$65,902

__________

(1)

We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.

(2)

Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3)

Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items  and natural gas and crude oil marketing services.

Capital Expenditures

Capital expenditures totaled $2.6 million in the first quarter of 2021, inclusive of maintenance capital expenditures of $0.9 million.  Capital expenditures in the first quarter of 2021 were primarily related to growth projects to connect new pad sites in our Utica Shale segment.

	Three months ended March 31,
	2021	2020
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$1,517	$909
Williston Basin	301	4,943
DJ Basin	300	6,298
Permian Basin	210	3,281
Piceance Basin	93	346
Barnett Shale	60	657
Marcellus Shale	106	422
Total reportable segment capital expenditures	2,587	16,856
Corporate and Other	23	1,727
Total cash paid for capital expenditures	$2,610	$18,583

__________

(1)	Excludes cash paid for capital expenditures by Ohio Gathering and Double E (after June 2019) due to equity method accounting.

Capital & Liquidity

As of March 31, 2021, SMLP had $275.9 million of undrawn commitments under its $1.1 billion revolving credit facility, after accounting for $22.1 million of issued, but undrawn letters of credit.  Subject to covenant limits, our available

EX 99.1-4

borrowing capacity at March 31, 2021 totaled approximately $115.0 million.  SMLP also had $16.2 million of unrestricted cash on hand as of March 31, 2021.

Based upon the terms of SMLP’s revolving credit facility, and total outstanding debt, net of cash, of $1.28 billion (inclusive of $493.5 million of senior unsecured notes), SMLP’s total leverage ratio and first lien leverage ratio (as defined in the credit agreement) as of March 31, 2021, were 5.0 to 1.0 and 3.1 to 1.0, respectively, relative to maximum threshold limits of 5.75 to 1.0 and 3.50 to 1.0.

Double E Update

On March 8, 2021, SMLP’s wholly-owned, unrestricted subsidiary, Summit Permian Transmission, LLC, closed on $175 million of commercial bank credit facilities, which it utilized to fund cash investments of $4.6 million in the first quarter of 2021, to finance the development of its 70% equity investment in the Double E pipeline project.  These credit facilities are non-recourse to SMLP and are expected to fund the vast majority of SMLP’s remaining investment in Double E.  SMLP’s 70% share of the total expected Double E capital costs continues to be approximately $300 million, of which approximately $136 million had been funded from inception of the project through March 31, 2021.  Construction activities on Double E commenced in the first quarter of 2021 and the project continues to progress on schedule, with an estimated in-service date of the fourth quarter of 2021.

MVC Shortfall Payments

SMLP billed its customers $11.4 million in the first quarter of 2021 related to MVC shortfalls.  For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the first quarter of 2021, SMLP recognized $13.5 million of gathering revenue associated with MVC shortfall payments.  SMLP had no adjustments to MVC shortfall payments in the first quarter of 2021 related to shortfall payment adjustments.  SMLP’s MVC shortfall payment mechanisms contributed $13.5 million of total adjusted EBITDA in the first quarter of 2021.

	Three months ended March 31, 2021
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,663	$3,663	$—	$3,663
Total net change	$3,663	$3,663	$—	$3,663

MVC shortfall payment adjustments:
Williston Basin	$—	$2,145	$—	$2,145
Piceance Basin	6,164	6,164	—	6,164
Marcellus Shale	1,551	1,551	—	1,551
Total MVC shortfall payment adjustments	$7,715	$9,860	$—	$9,860

Total (1)	$11,378	$13,523	$—	$13,523

__________

(1) Exclusive of Ohio Gathering due to equity method accounting.

Quarterly Distribution

The board of directors of SMLP’s general partner continues to suspend cash distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units for the period ended March 31, 2021.  Unpaid distributions on the Series A preferred units will continue to accrue.

First Quarter 2021 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, May 7, 2021, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 50148779.  The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

EX 99.1-5

Upcoming Investor Conference

Members of SMLP’s senior management team will virtually attend the 2021 EIC Investor Conference: Connecting the Energy Value Chain on May 19, 2021.  Presentation materials associated with this event will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com in advance of the conference.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  We also present adjusted EBITDA, a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.   Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•	certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

EX 99.1-6

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a value-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado.  SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws.  Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could."  In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements.  Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2020 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2021, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(In thousands)
ASSETS
Cash and cash equivalents	$16,233	$15,544
Restricted cash	8,067	—
Accounts receivable, net	54,301	61,932
Other current assets	12,167	4,623
Total current assets	90,768	82,099
Property, plant and equipment, net	1,788,222	1,817,546
Intangible assets, net	192,378	199,566
Investment in equity method investees	394,405	392,740
Other noncurrent assets	6,792	7,866
TOTAL ASSETS	$2,472,565	$2,499,817

LIABILITIES AND CAPITAL
Trade accounts payable	$15,873	$11,878
Accrued expenses	11,666	13,036
Deferred revenue	10,017	9,988
Ad valorem taxes payable	7,589	9,086
Accrued compensation and employee benefits	4,481	9,658
Accrued interest	8,512	8,007
Accrued environmental remediation	1,885	1,392
Other current liabilities	14,682	5,363
Total current liabilities	74,705	68,408
Long-term debt	1,304,918	1,347,326
Noncurrent deferred revenue	47,644	48,250
Noncurrent accrued environmental remediation	1,368	1,537
Other noncurrent liabilities	21,700	21,747
Total liabilities	1,450,335	1,487,268

Mezzanine Capital
Subsidiary Series A Preferred Units	93,590	89,658

Partners' Capital
Series A Preferred Units	178,712	174,425
Common limited partner capital	749,928	748,466
Total partners' capital	928,640	922,891
TOTAL LIABILITIES AND CAPITAL	$2,472,565	$2,499,817

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2021	2020
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$70,348	$83,792
Natural gas, NGLs and condensate sales	20,763	13,780
Other revenues	8,207	7,331
Total revenues	99,318	104,903
Costs and expenses:
Cost of natural gas and NGLs	20,476	8,225
Operation and maintenance	16,593	21,811
General and administrative (1)	10,344	16,561
Depreciation and amortization	28,511	29,666
Transaction costs	—	11
(Gain) loss on asset sales, net	(136)	115
Long-lived asset impairment	1,492	3,821
Total costs and expenses	77,280	80,210
Other income (expense), net	55	(427)
Interest expense	(13,953)	(23,828)
Loss on ECP Warrants and other	(1,481)	—
Income before income taxes and equity method investment income	6,659	438
Income tax benefit	14	13
Income from equity method investees	2,315	3,311
Net income	$8,988	$3,762

Net income (loss) per limited partner unit:
Common unit – basic	$0.13	$(0.80)
Common unit – diluted	$0.12	$(0.80)

Weighted-average limited partner units outstanding:
Common units – basic	6,125	3,021
Common units – diluted	6,260	3,021

__________

(1) For the three months ended March 31, 2021, the amount includes $0.7 million of restructuring expenses and $0.2 million of severance expenses. For the three months ended March 31, 2020, the amount includes $2.8 million of restructuring expenses.

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended March 31,
	2021	2020
	(Dollars in thousands)
Other financial data:
Net income	$8,988	$3,762
Net cash provided by operating activities	$51,430	$70,201
Capital expenditures	$2,610	$18,583
Contributions to equity method investees	$5,619	$58,033
Adjusted EBITDA	$60,443	$65,902
Cash flow available for distributions (1)	$46,163	$38,048
Distributions	$—	$—

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,346	1,281
Aggregate average daily throughput – liquids (Mbbl/d)	65	98

Ohio Gathering average daily throughput (MMcf/d) (2)	558	610

__________

(1) Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

(2) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EX 99.1-10

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2021	2020
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income	$8,988	$3,762
Add:
Interest expense	13,953	23,828
Income tax benefit	(14)	(13)
Depreciation and amortization (1)	28,746	29,900
Proportional adjusted EBITDA for equity method investees (2)	6,872	7,939
Adjustments related to MVC shortfall payments (3)	—	(5,442)
Adjustments related to capital reimbursement activity (4)	(1,245)	(211)
Unit-based and noncash compensation	1,967	2,723
(Gain) loss on asset sales, net	(136)	115
Long-lived asset impairment	1,492	3,821
Other, net (5)	2,135	2,791
Less:
Income from equity method investees	2,315	3,311
Adjusted EBITDA	$60,443	$65,902
Less:
Cash interest paid	12,885	19,660
Cash paid for taxes	—	—
Senior notes interest adjustment (6)	512	3,063
Maintenance capital expenditures	883	5,131
Cash flow available for distributions (7)	$46,163	$38,048

Distributions	$—	$—

__________

(1) Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(3) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2021, the amount includes $1.5 million loss related to the change in the fair value of our derivatives, $0.7 million of restructuring expenses and $0.2 million of severance expenses. For the three months ended March 31, 2020, the amount represents restructuring expenses.

(6) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(7) Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2021	2020
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$51,430	$70,201
Add:
Interest expense, excluding amortization of debt issuance costs	12,236	22,246
Income tax benefit	(14)	(13)
Loss on ECP warrants and other	(1,481)	—
Changes in operating assets and liabilities	(2,933)	(23,642)
Proportional adjusted EBITDA for equity method investees (1)	6,872	7,939
Adjustments related to MVC shortfall payments (2)	—	(5,442)
Adjustments related to capital reimbursement activity (3)	(1,245)	(211)
Other, net (4)	2,135	2,791
Less:
Distributions from equity method investees	6,268	7,494
Noncash lease expense	289	473
Adjusted EBITDA	$60,443	$65,902
Less:
Cash interest paid	12,885	19,660
Cash paid for taxes	—	—
Senior notes interest adjustment (5)	512	3,063
Maintenance capital expenditures	883	5,131
Cash flow available for distributions (6)	$46,163	$38,048

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(2) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2021, the amount includes $1.5 million loss related to the change in the fair value of our derivatives, $0.7 million of restructuring expenses and $0.2 million of severance expenses. For the three months ended March 31, 2020, the amount represents restructuring expenses.

(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(6) Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact:  Ross Wong, Sr. Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-12